Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated April 27, 2023 (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Note 2 to the consolidated financial statements), in Amendment No. 1 to the Registration Statement (Form F-1 No. 333-276505) and related Prospectus of Evaxion Biotech A/S for the registration of ordinary shares and warrants.

/s/ EY Godkendt Revisionspartnerselskab

Copenhagen, Denmark

January 30, 2024